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                                     FORM 3
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  U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
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                                  OMB APPROVAL
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OMB Number:            3235-0104
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Expires:       December 31, 2005
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Estimated average burden
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hours per response  . . . . . .0.5
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Filed        pursuant to Section  16(a) of the
                                              Securities  Exchange Act of 1934,
                                               Section   17(a)  of  the   Public
                                               Utility  Holding  Company  Act of
                                               1935  or  Section  30(h)  of  the
                                               Investment Company Act of 1940

(Print or Type Responses)
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1.  Name and Address of Reporting Person*                       2.  Date of
Event      4.  Issuer Name and Ticker or Trading Symbol
                                                                    Requiring
Rasmussen, Merwin D.   Statement              Aradyme Corporation ("ADYE")
                                                  (Month/Day/Year)
                                            03/31/03
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(Last)                      (First)                  (Middle)
        5.  Relationship of Reporting Person(s) to Issuer
6.  If Amendment, Date of

(Check all applicable)                              Original (Month/Day/Year)
                                            ----------------------
5722 South 1300 West
 3.  IRS
         Identification              X Director                  10% Owner
                              -----                     -----
                         Number         of
                                                                Reporting
---------------------------------------------------------------
(Street)             Person,   if   an       X Officer
(give                   _____Other (s7.cifIndividual or Joint/Group
                                       -----
Salt Lake City, Utah  84123                                     entity
      title                                      Filing   (Check   Applicable
            (voluntary)        below)        below)     Line)
       Chief   Financial   Officer  and           X   Form   filed   by  One
         ----------------------------------       ------
  Secretary                                           Reporting Person
                                                     Form  filed by More
                                                    than One Reporting Person
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--------------------------------------------------------------- ----------------
(City)                      (State)                     (Zip)
     Table I--Non-Derivative Securities Beneficially Owned

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1.  Title of Security
  2.  Amount     of      Securities  3.  Ownership Form:  Direct
  4.  Nature of Indirect Beneficial Ownership
    (Instr. 4)                                          Beneficially
    (D)   or    Indirect    (I)      (Instr. 5)
                                       Owned (Instr. 4)               (Instr. 5)
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Common Stock                                            975,000           D
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Reminder:  Report on a separate line for each class of securities beneficially
owned directly or indirectly.                                             (Over)

FORM 3 (continued)                  Table II--Derivative Securities Beneficially
 Owned (e.g., puts, calls, warrants, options, convertible securities)

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1.  Title of Derivative Security                        2.  Date
3.  Title and Amount of Securities Underlying  4.
5.               6.  Nature of Indirect
    (Instr. 4)                                          Exercisable
Derivative Security                        Conver-      Ownership
            Beneficial Ownership
                                                            and Expiration
  (Instr. 4)                            sion or       Form of       (Instr. 5)
                                                            Date
 Exercise    Derivative
                                                        (Month/Day/Year)
   Price of      Security:

 Direct (D) or Derivative    Indirect (I)
                                              Security    (Instr. 5)
                                                        -------------------- ---
                                                        ---------- --------- ---

         Date     Expir-ation
        Exer-      Date                                  Amount or
      cisable                     Title             Number of Shares
       ---------- --------- ----------------------- ----------------------
-------- --------- ---------- ----------------------- ------ --------

Options         3-31-03   05/01/07   Common Stock            1,000,000              $0.416       D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:




                      **Signature of Reporting Person             Date

  *If the form is filed by more than one reporting person, see Instruction 5(b)
(v).
**Intentional misstatements or omissions of facts constitute Federal Criminal
 Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note:  File three copies of this Form, one of which must be manually signed.
 If space is insufficient,
           See Instruction 6 for procedure.

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